Filed Pursuant to Rule 433 under the Securities Act of 1933

Issuer Free Writing Prospectus dated February 28, 2025

Relating to Preliminary Prospectus issued February 12, 2025

Registration Statement No. 333-283772

Bally’s Chicago, Inc.

This free writing prospectus relates to the initial public offering of Class A-1 Interests, Class A-2 Interests, Class A-3 Interests and Class A-4 Interests of Bally’s Chicago, Inc. (“Bally’s Chicago”). Bally’s Chicago has filed a Registration Statement on Form S-1 (File No. 333-283772) (as amended, the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”). The Registration Statement and a copy of the most recent preliminary prospectus relating to this offering may be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1935799/000110465925012260/tm2310971-32_s1a.htm

References to “Bally’s Chicago,” “we,” “us,” and “our” are used in the manner described in the preliminary prospectus relating to this offering.

On February 28, 2025, Bally’s Chicago distributed a message related to Bally’s Chicago’s business and proposed initial public offering to prospective investors. A copy of the message is attached as Appendix A.

Bally’s Chicago has filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in the registration statement and other documents Bally’s Chicago has filed with the SEC for more complete information about Bally’s Chicago and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bally’s Chicago, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting any of the following sources: Loop Capital Markets LLC at +1 (312) 913-4900 or by email at BallysChicagoIPO@loopcapital.com or standard mail at Loop Capital Markets LLC, Attn: Compliance Department, 425 South Financial Place, Suite 2700, Chicago, IL 60605 USA.

Appendix A

Bally’s Chicago, Inc. (“Bally’s Chicago”) thanks you for your interest and patience. Unfortunately, as of the time of this message, we have not yet received clearance from the U.S. Securities and Exchange Commission (“SEC”) to price and close our initial public offering. Consequently, prospective investors may seek to withdraw any amount deposited into their respective BitGo Trust accounts while we continue to work to obtain SEC clearance for our initial public offering. Bally’s Chicago intends to continue to make regular, periodic filings of its registration statement with the SEC once its annual financial statements for the fiscal year ended December 31, 2024, which are expected to become available in March. This process aims to fulfill the City of Chicago's mandate of having 25% of Bally's Chicago's ownership held by individuals or entities that qualify as women or Minorities (as defined by MCC 2-92-670(n)), among other criteria, as required by the Host Community Agreement with the City of Chicago.

Neither the SEC nor any state securities commission has approved or disapproved, or will approve or disapprove, of these securities or passed upon, or will pass upon, the adequacy or accuracy of the prospectus included in the registration statement. Any representation to the contrary is a criminal offense.

A public offering of securities can be made only through a prospectus declared effective by the SEC. A registration statement, including a prospectus, relating to the proposed initial public offering has been filed with the SEC but has not yet become effective. The securities to be offered in the proposed initial public offering may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This communication shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.